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                                                                     Exhibit 8.2
                                                                     -----------


                          JONES, DAY, REAVIS & POGUE
                              901 Lakeside Avenue
                             Cleveland, Ohio 44114


                               February 4, 1999


Rubbermaid Incorporated
1147 Akron Road
Wooster, Ohio 44691

     Re:  Merger of Rooster Company, a wholly-owned subsidiary
          of Newell Co., with and into Rubbermaid Incorporated
          ----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Rubbermaid Incorporated ("Rubbermaid") in connection with the merger of Rooster Company ("Merger Sub"), a wholly-owned subsidiary of Newell Co. ("Newell"), with and into Rubbermaid (the "Merger"), as described in the Registration Statement on Form S-4 to which this opinion appears as Exhibit 8.2 (the "Registration Statement") and which includes the Joint Proxy Statement of Newell Co. and Rubbermaid Incorporated and Prospectus of Newell Co. (the "Joint Proxy Statement/Prospectus"), and as contemplated by the Agreement and Plan of Merger by and among Newell, Merger Sub, and Rubbermaid dated as of October 20, 1998 (the "Merger Agreement").

     In giving this opinion, we have reviewed and with your permission have relied on the representations, warranties, and other statements contained in the Joint Proxy Statement/Prospectus, the Merger Agreement, and certificates dated February 4, 1999 in which officers of Rubbermaid, Newell, and Merger Sub make representations on behalf of their respective corporations regarding the Merger (the "Tax Certificates"). We have with your permission assumed that the representations in the Tax Certificates are true, accurate, and complete as of the date of this opinion and that the Merger is being consummated in the manner described in the Joint Proxy Statement/Prospectus and the Merger Agreement.

     Based on the foregoing, and subject to the limitations contained in this letter and in the Joint Proxy Statement/Prospectus, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") and that each of Rubbermaid, Newell and Merger Sub will be a party to the "reorganization" within the meaning of Section 368(b) of the Code. In addition (and subject to the limitations contained in this letter and in the Joint Proxy Statement/Prospectus), the statements of legal conclusion set forth under the caption"Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus reflect our opinion as to material federal income tax consequences of the Merger to the stockholders of Rubbermaid.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinion is expressed or implied. This opinion is based on the currently applicable provisions of the Code, Treasury regulations, current published positions of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change, which change may be retroactive. Opinions of counsel are not binding on the Internal Revenue Service, which may assert positions contrary to those stated in this opinion letter.

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Rubbermaid Incorporated
February 4, 1999
Page 2


     We hereby consent to be named in the Registration Statement under the heading "Material Federal Income Tax Consequences" and to the filing of a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Jones, Day, Reavis & Pogue